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								       EXHIBIT 12(a)


						      COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
						   SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES


						   Twelve         Three
						   Months         Months
						   Ended          Ended
						   Mar. 30,       Mar. 30,                       Year Ended
						   1996           1996
(millions, except ratios)                          (unaudited)    (unaudited)    1995     1994     1993     1992     1991
Fixed Charges
  Interest and amortization of debt discount
   and expense on all indebtedness                   $1,391         $354        $1,373   $1,279   $1,318   $1,389   $1,568

  Add interest element implicit in rentals              123           32           119      114      105      165      155
						      1,514          386         1,492    1,393    1,423    1,554    1,723
  Interest capitalized                                    3            1             4        1        3       23       22
Total fixed charges                                  $1,517         $387        $1,496   $1,394   $1,426   $1,577   $1,745

Income (loss)
  Income (loss) from continuing operations           $1,052         $151        $1,025     $857     $625  ($1,812)    $160
  Deduct undistributed net income (loss)
   of unconsolidated companies                           10           (1)            9       (7)       6       (4)     (11)
						      1,042          152         1,016      864      619  ( 1,808)     171

Add
  Fixed charges (excluding interest capitalized)      1,514          386         1,492    1,393    1,423    1,554    1,723
  Income taxes (benefit)                                721           99           703      614      329  ( 1,039)     126
    Income (loss) before fixed charges and
     income taxes                                    $3,277         $637        $3,211   $2,871   $2,371  ($1,293)  $2,020

Ratio of income to fixed charges                       2.16         1.65          2.15     2.06     1.66     (A)      1.16


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(A)  As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges by $2,870 million.
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